Exhibit 99
For Release: Nov. 1, 2006
Burger King Announces Strong First Quarter Results,
Led by Positive Comparable Sales Growth, Net Unit Growth, Margin Improvement
Highlights Include:
•	Quarterly Revenues Reach All-Time High

•	Net Income of $40 Million Rises 82%; 14% Increase on Adjusted Basis

•	EPS Increases 58% to 30 Cents; 15% Increase on Adjusted Basis

•	11th Consecutive Quarter of Worldwide Positive Comparable Sales Growth

•	Additional $50 Million in Debt Retired, Using Cash Generated from Operations
     Burger King Holdings Inc. (NYSE: BKC) delivered positive results for the first quarter of its 2007 fiscal year with strong growth in revenues, net income and earnings per share. The performance was the result of widespread improvement across the company, including the 11th consecutive quarter of positive comparable sales growth, increased new restaurant openings, company restaurant margin improvement and a significantly lower corporate tax rate, said Burger King CEO John W. Chidsey.
     Driven by positive comparable sales in every region worldwide and an increase in new restaurant openings, revenues for the first quarter of fiscal year 2007 reached a record $546 million — an increase of 7 percent from the same quarter of the previous fiscal year.
     Net income increased 82 percent to $40 million from $22 million in the same period last year. On an adjusted basis (as described below), net income rose 14 percent to $40 million from $35 million in the same period last year, which takes into account $17 million in unusual items in the prior year, including $13 million in costs related to early debt retirement.
     Earnings per share increased 58 percent to 30 cents per share in the first quarter as compared to 19 cents per share in the same quarter last year. Earnings per share rose 15 percent to 30 cents per share from an adjusted earnings per share of 26 cents in the same period last year.
     Comparable sales in the United States and Canada rose by 2.6 percent for the quarter, the 10th straight quarter of positive comparable sales growth. Worldwide, comparable sales increased by 2.4 percent for the quarter, the 11th consecutive quarter of worldwide positive comparable sales growth.
     “It’s been more than a decade since the company has seen 11 consecutive quarters of positive comp sales,” said Chidsey. “Our BK™ Stacker, introduced in North America in July, continues to exceed our expectations, and our BK™ Value Menu is growing both revenue and bottom-line profitability.
     “Positive comp sales in Latin America were fueled by the introduction of new and improved premium products as well as the Value Menu. Across Europe, the introduction of premium products, as well as improved operations and new marketing campaigns, are resonating regionally. These results speak to the resurgence of the Burger King brand and its underlying reach to consumers.
     “We still see many opportunities ahead to increase comp sales, especially in the competitive breakfast and late night hours, and we have a strong promotions pipeline, including our Xbox® video game launch beginning in mid-November, that we believe will drive both restaurant guest traffic and sales.”

Average Restaurant Sales
     System-wide average restaurant sales (ARS) increased 5 percent to $300,000 during the first quarter of fiscal 2007 as compared to $287,000 in the same quarter last year. And system-wide trailing 12-month ARS reached a record high of $1.14 million as compared to $1.11 million for the trailing 12 months that ended Sept. 30, 2005.
     “Solid comp sales, coupled with new restaurants that are generating higher revenues, are moving ARS toward our U.S. system-wide goal of $1.3 million,” Chidsey said.
     More than 2,000 U.S. Burger King® restaurants — or about 30 percent of the U.S. system — were operating at or above this level by the end of the first quarter. The last 50 free-standing restaurants that opened in the U.S. and have operated for at least a year have achieved an ARS of $1.47 million, which is 29 percent higher than the current U.S. system average.
Decreasing Debt
     The company retired $50 million in debt, using cash generated from operations during the quarter. An additional $35 million in debt was retired on Oct. 6, 2006. Since the company’s IPO in May 2006, the company has retired $435 million in debt, a 30 percent reduction in total debt. The company’s cash and investment balance was $157 million at the close of the quarter.
     “Our free cash flow is consistently strong, and we will continue to pay down debt in order to reduce our interest expense. We are also considering other uses for our cash, including strategic investments to grow the brand as well as returning it to shareholders in the form of dividends or share repurchase programs,” said Burger King CFO Ben K. Wells.
Tax Rate Reduction
     The company’s effective tax rate decreased by more than 10 percentage points to approximately 37 percent, as the result of tax benefits realized from an operational realignment of the company’s European and Asian businesses, which became effective July 1, 2006, and reduced tax valuation allowances.
Future Growth
     The company continued its expansion of new restaurants internationally, including 101 new restaurant openings in Europe, the Middle East and in Asia Pacific (EMEA/APAC) and 90 new restaurant openings in Latin America in the last 12 months. System-wide, 42 franchised and company restaurants, net of closures, have opened since September 30, 2005.
     “In our highly franchised business model, unit growth has a disproportionately positive impact on earnings and, therefore, we are intent on expanding our presence worldwide,” Chidsey said.
The company is on target to achieve its key goals for the fiscal year:
•	Growing top-line revenue 6 — 7 percent;

•	Growing adjusted EBITDA 10 — 12 percent;

•	Increasing adjusted net income in excess of 20 percent; and

•	Reducing debt using excess cash generated from operations.
     Chidsey said, “Our first quarter results demonstrate the strength of our brand and the continuing momentum of our business. The company’s performance will accelerate throughout the fiscal year as we open more restaurants, grow ARS and increase restaurant traffic through operational excellence, innovative marketing and sponsorships and, of course, our great food.”
About Burger King Holdings Inc.
     The BURGER KING® system operates more than 11,100 restaurants in all 50 states and in more than 65 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.

RELATED COMMUNICATIONS
     Burger King Holdings Inc. (NYSE: BKC) will hold its first quarter earnings call for fiscal year 2007 on Wednesday, Nov. 1, at 10 a.m. (Eastern time).
     This call is being Webcast and may be accessed at Burger King’s Web site at www.bk.com through the Investor Relations link.
     The Webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors may listen to the call at www.fulldisclosure.com. Institutional investors may access the call via Thomson’s password-protected event management site at www.streetevents.com.
     U.S. participants may also access the earnings call by dialing 800-299-9086; participants outside the United States may access the call by dialing 617-786-2903. The participant passcode is 92205102. The call will be available for replay by dialing 888-286-8010 within the United States or 617-801-6888 from outside the United States. The audio replay passcode is 64487065. The audio replay will be available through Dec. 1, 2006.
CONTACT:

Edna Johnson	BKC Media Relations	305/378-7516	ednajohnson@whopper.com
Amy Wagner	BKC Investor Relations	305/378-7696	awagner@whopper.com
FORWARD-LOOKING STATEMENT
     Certain statements made in this report that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The factors that could cause our actual results to differ materially from our expectations are detailed in the company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.
     These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. The following factors, in addition to other possible factors not listed, could affect our actual results and cause such results to differ materially from those expressed in forward-looking statements:
•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our continued relationship with and the success of our franchisees;

•	Risks relating to franchisee financial distress, including the financial difficulties currently experienced by certain franchisees in the United Kingdom which could result in, among other things, delayed or reduced payments to us of royalties and rents and increased exposure to third parties;

•	Risks related to price discounting;

•	Our ability to successfully implement our international growth strategy;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Changes in consumer preferences and consumer discretionary spending;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	Increases in our operating costs, including food and paper products, energy costs and labor costs;

•	Interruptions in the supply of necessary products to us;

•	Risks related to our international operations;

•	Fluctuations in international currency exchange and interest rates;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.
     These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc.
Condensed Consolidated Statement of Income
Unaudited
Dollars and shares in millions, except per common share data

			Increase/(Decrease)
Quarters Ended September 30,	2006	2005	$	%
Revenues:	(In millions)
Company restaurant revenues	$405	$375	$30	8%
Franchise revenues	113	105	8	8%
Property revenues	28	28	—	0%

Total revenues	546	508	38	7%

Company restaurant expenses	343	319	24	8%
Selling, general and administrative expenses	112	101	11	11%
Property expenses	16	14	2	14%
Fees paid to affiliates	—	3	(3)	(100)%
Other operating (income), net	(7)	(1)	(6)	(600)%

Total operating costs and expenses	464	436	28	6%

Income from operations	82	72	10	14%
Interest expense, net	17	17	—	0%
Loss on early extinguishment of debt	1	13	(12)	(92)%
Income before income taxes	64	42	22	52%
Income tax expense	24	20	4	20%

Net income	$40	$22	$18	82%

Earnings per share — basic (1)	$0.30	$0.20	$0.10	50%
Earnings per share — diluted(1)	$0.30	$0.19	$0.11	58%

Weighted average shares — basic	133.1	106.8
Weighted average shares — diluted	135.9	112.4
(1)	Earnings per share is calculated using whole dollars and shares.

USE OF NON-GAAP FINANCIAL MEASURES
To supplement the Company’s consolidated condensed financial statements presented on a GAAP basis (as defined below), the Company provides certain key business measures including system-wide comparable sales growth, system-wide average restaurant sales and system-wide sales growth. GAAP is defined as generally accepted accounting principles. The Company also provides certain non-GAAP financial measures including Franchise sales, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per share.
System-wide data represents measures for both Company-owned and franchise restaurants. The Company uses three key business measures as indicators of the Company’s performance: system-wide comparable sales growth; system-wide average restaurant sales; and system-wide sales growth. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King system.
Franchise sales refer to sales at all franchise restaurants. The Company does not record franchise sales as revenues, but royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.
EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA incorporates certain operating drivers of the Company’s business such as sales growth, operating costs, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.
Adjusted EBITDA excludes: (a) the effects of the quarterly management fees recorded in the first quarter of fiscal 2006 and paid to Texas Pacific Group, Bain Capital, and the Goldman Sachs Funds under a management agreement (“management fees”) that was terminated in May 2006 and (b) the effects of franchise system distress recorded in the first quarter of fiscal 2006.
While EBITDA and adjusted EBITDA are not recognized measures under GAAP, management believes that these measures are useful to investors because they are frequently used by security analysts, investors and other interested parties to evaluate the Company and other companies in the restaurant industry. EBITDA and adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations nor a measure comparable to net income as they do not consider certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.
Net income, adjusted for unusual items (adjusted net income) excludes: (a) the effects of the management fees recorded in the first quarter of fiscal 2006 (b) the effects of franchise system distress recorded in the first quarter of fiscal 2006 and (c) the tax effects of unusual items, resulting in an adjusted effective tax rate of 40% for the first quarter of fiscal 2006.
Management uses these non-GAAP financial measures to evaluate and forecast the Company’s business performance. Further, management believes that these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future.

Reconciliations for net income to EBITDA, EBITDA to adjusted EBITDA, and net income to adjusted net income are as follows:
Non-GAAP reconciliations:

	Three Months ended
	September 30,
	2006	2005
	Unaudited
EBITDA and Adjusted EBITDA	(In millions except per share data)

Net Income	$40	$22
Interest expense, net	17	17
Loss on early extinguishment of debt	1	13
Income tax expense	24	20
Depreciation and amortization	22	21

EBITDA	104	93
Adjustments:
Franchise system distress impact	—	1
Management fees	—	3

Total Adjustments	—	4

Adjusted EBITDA	104	97

Net income and adjusted net income

Net Income	$40	$22
Income tax expense	24	20

Income before income taxes	64	42
Adjustments:
Franchise system distress impact	—	1
Management fees	—	3
Loss on early extinguishment of debt	—	13

Total Adjustments	—	17

Adjusted income before taxes	64	59

Adjusted tax expense(1)	24	24

Adjusted net income	40	35

Shares outstanding — diluted	135.9	112.4
Adjusted shares outstanding — diluted(2)	135.9	135.5

Earnings per share- diluted(3)	$0.30	$0.19
Adjusted earnings per share- diluted(3) (4)	$0.30	$0.26
(1)	Tax expense for the quarter ended September 30, 2005 is calculated by using the Company’s actual tax rate of 47.6% and excluding the tax effects of unusual items, resulting in an adjusted effective tax rate of 40%.

(2)	Adjusted shares outstanding for the quarter ended September 2005 reflect weighted average shares at the time of the Company’s initial public offering in May 2006.

(3)	Earnings per share is calculated using whole dollars and shares.

(4)	Adjusted earnings per share is calculated using adjusted net income divided by adjusted shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

System-wide comparable sales growth
Refers to the change in all Company-owned and franchise restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer and also excludes the impact of currency translation.

System-wide sales growth	Refers to the change in all Company-owned and franchise restaurant sales from all restaurants from one period to another, excluding the impact of currency translation.

System-wide average restaurant sales
Refers to the average Company-owned and franchise restaurant sales for the defined period. It is calculated as the total system-wide sales averaged over total store months for all restaurants open during that period.

Franchise sales
Refers to sales at all franchise restaurants. The Company does not record franchise sales as revenues. Royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists only of sales from Company-owned restaurants.

Franchise revenues	Consists primarily of royalties, rental income, and franchise fees.

Property revenues	Includes property income from restaurants that the Company leases or subleases to franchisees.

Company restaurant expenses
Consists of all costs necessary to manage and operate restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, (c) occupancy and other operating expenses which include rent, utilities, insurance, repair and maintenance costs, depreciation for restaurant property and other costs to operate Company-owned restaurants.

Company restaurant margin	Represents Company restaurant revenues less: food paper and product costs; payroll and employee benefit costs; and occupancy and other operating costs.

Property expenses	Includes rent and depreciation expense related to properties leased to franchisees and cost of building and equipment leased to franchisees.

Selling, general and administrative expenses (SG&A)
Comprises (a) selling expenses which include advertising and bad debt expense, (b) general and administrative expenses which include cost of field management for Company-owned and franchise restaurants and corporate overhead including corporate salaries and facilities, and (c) amortization of intangible assets.

Other income and expense
Includes expenses (income) that are not directly derived from the Company’s primary business and the impact of foreign currency transaction gain and losses. Expenses also include write-offs associated with Company restaurant closures and other asset write-offs.

Burger King Holdings, Inc.
Supplemental Information
Quarter Ended September 30, 2006

Revenues	1
Key Revenue Performance Measures	2
Operating Margins	3
Selling, General and Administrative Expenses	4
Other Operating Income, Net	4
Operating Income	4
Income Taxes	4
Restaurant Information	5

SUPPLEMENTAL INFORMATION
     The purpose of this exhibit is to provide additional information related to Burger King Holdings, Inc.’s results for the first quarter of the 2007 fiscal year.
     Our business operates in three reportable segments: (1) the United States and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.
Revenues
     Revenues consist of Company restaurant revenues, franchise revenues, and property revenues.

	Quarters Ended September 30,
(In millions)			% Increase
	2006	2005	(Decrease)
Company restaurant revenues:	Unaudited

United States & Canada	$271	$253	7%
EMEA / APAC	119	109	9%
Latin America	15	13	15%

Total Company restaurant revenues	$405	$375	8%

Franchise revenues:
United States & Canada	$70	$67	4%
EMEA / APAC	33	30	10%
Latin America	10	8	25%

Total franchise revenues	$113	$105	8%

Property revenues:
United States & Canada	$21	$20	5%
EMEA / APAC	7	8	(13)%
Latin America	—	—	0%

Total franchise revenues	$28	$28	0%

Total revenues:
United States & Canada	$362	$340	6%
EMEA / APAC	159	147	8%
Latin America	25	21	19%

Total revenues	$546	$508	7%

•	Consolidated — Total revenues increased $38 million, or 7% for the quarter due to positive comparable sales of 2.4% during the quarter, the opening of 42 new restaurants (net of closures) and the acquisition of 38 franchise restaurants (net of sales of Company-owned restaurants or “refranchisings”) during the twelve months ended September 30, 2006. Revenues during the quarter also reflect $9 million of favorable impact from the movement in foreign currency exchange rates as compared to the same quarter in the prior year; however, this positive impact to revenues did not have a material impact on operating income as it was mostly offset by the negative impact to Company restaurant expenses and selling, general and administrative expenses.

•	United States & Canada — Revenues increased $22 million, or 6% for the quarter driven by positive comparable sales of 2.6% and from the acquisition of 33 franchise restaurants (net of refranchisings) during the twelve months ended September 30, 2006. The number of restaurants in the United States and Canada decreased during the twelve months ended September 2006 by 149 reflecting 70 openings offset by 219 closures. Approximately $2 million of the increase in revenues was from the favorable impact of currency exchange rates in Canada.

•	EMEA / APAC — Revenues increased $12 million, or 8% for the quarter. The increase in revenues for the quarter was driven by 101 new restaurant openings in EMEA/APAC (net of closures) during the twelve months ended September 30, 2006, 94% of which were franchise restaurants. This revenue increase was also attributable to a 1.1% increase in comparable sales reflecting strong comparable sales in Spain offset by negative comparable sales in the United Kingdom. The negative comparable sales in the United Kingdom were primarily driven by perceptions about obesity and food-borne illness and increased competition from sandwich shops, bakeries and other new restaurants that are diversifying into healthier options in response to nutritional concerns. EMEA revenues were also positively impacted by foreign currency exchange rates in the amount of $7 million.

•	Latin America - Revenues increased $4 million, or 19% for the quarter primarily due to positive comparable sales during the quarter of 6.1% and from 90 net new restaurant openings in Latin America during the twelve months ended September 30, 2006.
Additional information regarding the key performance measures discussed above is as follows:
Key Revenue Performance Measures

	As of September 30,
			Increase/
	2006	2005	(Decrease)
Number of Company restaurants:	Unaudited
United States & Canada	882	849	33
EMEA / APAC	296	285	11
Latin America	70	60	10

Total	1,248	1,194	54

Number of franchise restaurants:
United States & Canada	6,639	6,821	(182)
EMEA / APAC	2,499	2,409	90
Latin America	758	678	80

Total	9,896	9,908	(12)

	Quarters Ended
	September 30,
	2006	2005
System-Wide Comparable Sales Growth:	(In constant currencies)
United States & Canada	2.6%	1.1%
EMEA / APAC	1.1%	(0.7)%
Latin America	6.1%	1.5%
Total	2.4%	0.7%

System-Wide Sales Growth:
United States & Canada	1.9%	(0.9)%
EMEA / APAC	6.9%	6.2%
Latin America	15.7%	13.3%
Total	4.0%	1.6%

(In actual currencies)
System-Wide Average Restaurant Sales (in thousands)	$300	$287

	Quarters Ended September 30,
(In millions)	2006	2005	% Increase
Franchise Sales:	Unaudited
United States & Canada	$1,947	$1,923	1%
EMEA/APAC	773	708	9%
Latin America	194	168	15%

Total	$2,914	$2,799	4%

Company Restaurant Margins

(In millions)	Percent of Sales		Amount
Quarters Ended September 30,	2006	2005	2006	2005	% Increase
Company restaurants:	Unaudited
United States & Canada	14.8%	14.2%	$40	$36	11.1%
EMEA & APAC	15.2%	15.3%	18	$17	5.9%
Latin America	25.3%	24.4%	4	$3	33.0%

Total	15.3%	14.9%	$62	$56	10.7%

Note: Company restaurant margins are calculated using hundreds of thousands of dollars.

	Quarters Ended
	September 30,
Company restaurant expenses as a percentage of sales:	2006	2005
Food, paper, and product costs	30.1%	31.5%
Payroll and employee benefits	29.4%	29.3%
Occupancy and other operating costs	25.2%	24.3%

Total Company restaurant expenses	84.7%	85.1%
•	Consolidated — Company restaurant margins as a percentage of sales improved by 0.4% for the quarter compared to the prior year. Company restaurant margins for the quarter benefited from positive comparable sales of 1.8% and from lower food, paper and product costs. Margins were negatively impacted by increases in occupancy and other operating costs as described below.

•	United States & Canada — Company restaurant margins as a percentage of sales improved by 0.6% for the quarter primarily driven by improved comparable sales of 2.1%. Margins benefited from lower beef and cheese prices, partially offset by increases in tomato prices. Margins were negatively impacted by increases in utilities, rent, and wages and salaries, offset by labor efficiencies.

•	EMEA / APAC — Company restaurant margins as a percentage of sales decreased by 0.1% for the quarter. Improvements in margin are attributable to lower food prices, labor efficiencies, the continuance of promotions at full price, and to a lesser degree, positive comparable sales of 0.7% reflecting strong comparable sales in Spain, offset by negative comparable sales in the United Kingdom. Offsetting those improvements was an increase in occupancy costs, such as repairs and maintenance, rent and depreciation.

•	Latin America — Company restaurant margins as a percentage of sales improved by 0.9% for the quarter primarily as a result of an increase in comparable sales of 6.1%. Improvements from comparable sales were partially offset by increases in food, labor, utilities and rents.

Selling, General and Administrative Expenses

	Quarters Ended September 30,
(In millions)	2006	2005	% Increase
		Unaudited
Selling Expenses	$19	$17	12%
General and Administrative Expenses	93	84	11%

Total Selling, General and Administrative Expenses	$112	$101	11%

•	Selling, general and administrative expenses increased by $11 million for the quarter. This increase was primarily driven by an increase in the costs associated with the operational realignment of the Company’s European and Asian businesses of $3 million, severance, relocation and recruiting costs of $2 million, and bad debt and selling expense of $2 million in EMEA, offset by bad debt recovery of $3 million in the United States. The overall increase of $11 million also includes the negative impact of $2 million from the movement in foreign currency exchange rates.
Other Operating Income, Net
•	Other operating income for the quarter was $7 million as compared to $1 million in the prior year. This increase was primarily driven by a gain recorded from the sale of the Company’s investment in a joint venture of $5 million, and a gain on forward currency contracts of $2 million.
Operating Income

	Quarters Ended September 30,
(In millions)	2006	2005	% Increase/(Decrease)
	Unaudited
System-Wide:
United States & Canada	$87	$78	12%
EMEA / APAC	20	21	(5)%
Latin America	8	7	14%
Unallocated	(33)	(34)	(3)%

Total	$82	$72	14%

Income Taxes
     Income tax expense increased $4 million to $24 million in the first quarter of fiscal 2007, partially due to an increase in profit before taxes of $22 million. The Company’s effective tax rate increased by more than 10 percentage points to approximately 37% as a result of tax benefits realized from an operational realignment of the Company’s European and Asian businesses, which became effective July 1, 2006, and reduced tax valuation allowance.

Restaurant Information

	Quarter Ended September 30, 2006
	United States &
	Canada	EMEA / APAC	Latin America	Worldwide
Company:
Beginning of Period	878	293	69	1,240
Openings	5	4	1	10
Closings	(3)	(1)	—	(4)
Acquisitions, net	2	—	—	2

Ending Balance	882	296	70	1,248

Franchise:
Beginning of Period	6,656	2,494	739	9,889
Openings	19	34	21	74
Closings	(34)	(29)	(2)	(65)
Acquisitions, net	(2)	—	—	(2)

Ending Balance	6,639	2,499	758	9,896

System:
Beginning of Period	7,534	2,787	808	11,129
Openings	24	38	22	84
Closings	(37)	(30)	(2)	(69)
Acquisitions, net	—	—	—	—

Ending Balance	7,521	2,795	828	11,144

	Quarter Ended September 30, 2005
	United States &
	Canada	EMEA / APAC	Latin America	Worldwide
Company:
Beginning of Period	844	283	60	1,187
Openings	—	4	—	4
Closings	(4)	(1)	—	(5)
Acquisitions, net	9	(1)	—	8

Ending Balance	849	285	60	1,194

Franchise:
Beginning of Period	6,876	2,373	668	9,917
Openings	13	43	12	68
Closings	(59)	(8)	(2)	(69)
Acquisitions, net	(9)	1	—	(8)

Ending Balance	6,821	2,409	678	9,908

System:
Beginning of Period	7,720	2,656	728	11,104
Openings	13	47	12	72
Closings	(63)	(9)	(2)	(74)
Acquisitions, net	—	—	—	—

Ending Balance	7,670	2,694	738	11,102